Exhibit 99.1

November 12, 2014	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Third Quarter Fiscal 2014 Results; Revises 2014 Guidance

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the nation’s second-largest producer and marketer of fresh packaged bakery foods, today reported results for its 12-week third quarter ended October 4, 2014.

Summary

	For the 12 Weeks Ended
	10/04/14	10/05/13	% Change
	(Dollars in millions, except per share data)
Sales	$849.4	$878.5	(3.3)%

Income from operations (EBIT) *	$69.4	$60.3	15.0%
% of sales	8.2%	6.9%

Net income *	$44.4	$38.4	15.6%
% of sales	5.2%	4.4%

Net income per diluted share *	$0.21	$0.18	16.7%

*	The twelve weeks ended October 4, 2014 has been adjusted for the effect of the tortilla facility divestiture and the twelve weeks ended October 5, 2013 has been adjusted for acquisition-related costs. See reconciliations of non-GAAP measures in the financial statements following this release.

Percentages may not compute due to rounding.

Third Quarter Highlights

•	Third quarter sales decreased 3.3% compared to the third quarter last year, reflecting positive net price/mix of 1.1% and decreased volume of 4.4%.

•	Sold certain assets of Leo’s Foods, our Fort Worth, Texas tortilla operation in the third quarter and transferred the flour tortilla equipment to our San Antonio bakery to serve retail flour tortilla market.

•	Direct-Store-Delivery (DSD) segment sales decreased 1.6% compared to last year primarily due to reduced sales of store branded items and branded cake. Warehouse segment sales were down 11.8%, impacted by lower cake and frozen foodservice sales.

•	Sales from the acquired bread brands – Wonder, Home Pride, Merita, and Butternut – increased approximately 7.8% from sales of those brands in the second quarter.

•	New markets sales growth remained robust, comprising 6.1% of DSD sales, driven by the reintroduction of acquired brands and continued success of Nature’s Own and Tastykake.

•	Adjusted earnings before income taxes, depreciation, and amortization (EBITDA) for the quarter improved to 11.6% of sales.

•	Adjusted income from operations (EBIT) improved to 8.2% of sales.

•	Adjusted net income for the quarter was $44.4 million, or $0.21 per diluted share.

•	Generated $47.3 million in cash flow from operations.

•	Paid down debt by $20.8 million in quarter and $116.8 million since the beginning of 2014.

•	Repurchased 550,000 shares of common stock during the quarter.

•	Offered lump-sum pension payouts to certain former employees which are expected to reduce total pension plan obligations by approximately 10%.

•	Full-year guidance for 2014 revised downward to sales in the range of $3.75 billion to $3.77 billion, and adjusted earnings per share (EPS) in the range of $0.86 to $0.90. In 2013, sales were $3.75 billion and adjusted EPS was $0.91.

Allen L. Shiver, president and chief executive officer, said, “We are pleased that sales from the acquired brands and new markets continue to grow sequentially, but overall the environment remains competitive as participants use price to gain volume. Even though we are not immune from the headwinds facing the food industry, we believe that our category is stable and our long-term growth prospects are encouraging. Flowers Foods possesses well-known brands, efficient bakeries, and a team with the experience to find opportunities to grow while maintaining a secure financial position.

“In our DSD segment, sales of branded breads, buns, and rolls were up 1.4%, illustrating the continued strength of the acquired brands and Nature’s Own, and consumer shifts to branded products from store-branded products. Nevertheless, our overall DSD sales declined due to continued pressure from competition in our branded cake business as well as volume losses due to exiting certain low-margin store-branded bread business.

“In our Warehouse segment, we experienced lower cake volume due to competition in the market. In addition, we continue to optimize our foodservice business, and in doing so, have accepted some volume losses to improve profitability.

“Adjusted earnings for the quarter grew when compared to the year ago quarter. Despite lower overall sales, our team has focused its efforts on serving the market and maintaining efficient operations,” Shiver said. “Manufacturing efficiencies improved both sequentially and year-over-year. We are seeing improvement at our Lepage operations and I am confident in the team’s ability to further enhance profitability there.”

Considering the revised guidance, Shiver said, “We are working to right-size the business to better align with the near-term market realities, without sacrificing our longer-term prospects for growth, and our revised guidance incorporates the effects of the market issues we have discussed. Our team is focused on making sure our cost-structure is aligned with our sales volumes as they stand today. We believe our strategy is sound and we remain committed to those factors that will ultimately determine our long-term success – growing our market share by better serving our core and expanding our geographic reach.”

Third Quarter 2014 Results

For the 12-week third quarter of 2014, sales decreased 3.3% to $849.4 million. In last year’s third quarter, sales were $878.5 million. This decrease was attributable to positive net price/mix of 1.1% and decreased volume of 4.4%. The positive net price/mix was due primarily to a favorable mix shift from cake and store branded products to branded bread and rolls, partially offset by a competitive pricing environment. Overall volume declines were driven primarily by decreases in the cake business, store-branded bread and rolls, and foodservice products.

Adjusted net income for the quarter was $44.4 million, or $0.21 per diluted share, compared to last year’s third quarter adjusted net income of $38.4 million, or $0.18 per diluted share.

Gross margin (excluding depreciation and amortization) as a percent of sales was 47.8%, up 110 basis points compared to 46.7% in last year’s third quarter. Increased manufacturing efficiencies, reduced outside purchases, and lower input prices all contributed to the improved gross margin.

For the quarter, selling, distribution, and administrative (SD&A) costs as a percent of sales were 36.1%. Excluding acquisition-related costs of $7.0 million in the third quarter last year, prior year SD&A was 36.5% of sales. Workforce-related cost decreases were offset by increased distributor delivery fees and costs associated with new market expansion. Reduced marketing expenditures also contributed to the reduced SD&A expenses as a percent of sales, primarily due to increased marketing spend in the prior year to support the reintroduction of the acquired Hostess brands.

Depreciation and amortization expenses as a percent of sales for the quarter remained relatively stable compared to last year’s third quarter. Net interest expense decreased for the quarter compared to last year’s third quarter primarily due to increased interest income associated with an increase in outstanding distributor notes receivable and lower outstanding debt obligations as compared to the prior year quarter. The effective tax rate for the quarter was 35.3% compared to 32.4% in last year’s third quarter. This increase is due to discrete tax benefits recorded in the prior year quarter.

Adjusted EBIT was $69.4 million, or 8.2% of sales, compared to last year’s third quarter of $60.3 million, or 6.9% of sales. During the third quarter of this year, carrying costs of $3.6 million related to the acquired Hostess facilities negatively affected adjusted EBIT margin by 40 basis points as a percent of sales. In the third quarter of last year, carrying costs of $5.3 million for the Hostess facilities negatively affected adjusted EBIT margin by 60 basis points as a percent of sales.

Adjusted EBITDA was $98.9 million, or 11.6% of sales, compared to last year’s third quarter of $90.2 million, or 10.3% of sales. During the third quarter of this year, carrying costs of $1.6 million related to the acquired Hostess facilities negatively affected adjusted EBITDA margin by 20 basis points as a percent of sales. In the third quarter of last year, carrying costs of $2.8 million for the Hostess facilities negatively affected adjusted EBITDA margin by 30 basis points as a percent of sales.

Segment Results

The segment results reflect shifting the company’s tortilla operation from the Warehouse segment to the DSD segment at the beginning of 2014. For comparison purposes, prior year information has been recast to reflect this change.

DSD (85% of Q3 sales): During the quarter, the company’s DSD sales were down 1.6% as compared to the prior year quarter, reflecting volume declines of 1.9% and positive net price/mix of 0.3%. The positive net price/mix was primarily driven by a shift in mix from store brand to branded bread and rolls offset by a competitive pricing environment. The decrease in volume was primarily the result of decreases in branded cake and store branded products, partially offset by volume gains in branded white bread. Sales of branded breads, buns, and rolls increased by 1.4%.

Adjusted income from operations for the DSD segment was $66.7 million, or 9.3% of sales. Lower ingredient costs were partially offset by carrying costs of $3.6 million related to the acquired Hostess facilities, which negatively affected the DSD segment’s EBIT margin by 50 basis points. Increased promotional activity also negatively impacted DSD’s income from operations.

Warehouse (15% of Q3 sales): Sales through warehouse delivery decreased 11.8%, reflecting volume decreases of 11.9% and positive net price/mix of 0.1%. The volume decreases were the result of decreases in all categories.

Income from operations for the Warehouse segment was $11.8 million, or 9.0% of sales for the quarter compared to $8.6 million, or 5.8% of sales in last year’s third quarter. This increase was due primarily to improved margins achieved by exiting certain low-margin business, partially offset by a decline in sales volumes.

Cash Flow

During the third quarter, cash flow from operating activities was $47.3 million. The company paid down debt by $20.8 million in the quarter and $116.8 million for the year-to-date. The company invested $13.6 million in capital improvements and paid dividends of $25.2 million to shareholders during the quarter. The company acquired 550,000 of its shares of common stock during the quarter through its share repurchase program. There are 7.9 million shares remaining for purchase under the company’s current authorization.

The company continues to reduce the carrying costs of the acquired Hostess facilities by selling non-strategic facilities. Year-to-date through November 3, 2014, net proceeds of approximately $18.4 million have been realized from the sale of three bakeries and 16 warehouses.

Outlook for 2014

The company has revised full-year guidance for fiscal 2014. Sales for the year are now expected to be in the range of $3.75 billion to $3.77 billion. Adjusted earnings per share for the company’s 53-week 2014, are now expected to be in the range of $0.86 to $0.90. Previously, guidance for 2014 was sales of $3.88 billion to $3.94 billion, and earnings per share of $0.92 to $0.98. In 2013, which was a 52-week year, sales were $3.75 billion and adjusted EPS were $0.91. Capital expenditures for 2014 are forecasted to be from $90.0 million to $95.0 million.

In September 2014, the company offered to certain eligible former employees the option to receive a one-time lump sum of their vested pension benefit from its pension plan. Eligible former employees had until October 31, 2014 to voluntarily accept the offer. Based on initial acceptances, we estimate our total pension plan obligations will be reduced by approximately 10%. However, as a result of this offer, the company will record a one-time, non-cash settlement charge in the fourth quarter. Currently the charge is estimated to be $14 - $15 million, or $0.04 to $0.05 per share, which is not included in the revised guidance. Distributions will be made out of existing plan assets. There are no additional required contributions to the plan as the result of these lump sum payments.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its third quarter 2014 earnings conference call over the Internet at 8:30 a.m. (Eastern) on November 12, 2014. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2013 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, gross margin excluding depreciation and amortization, and adjusted income from operations for the DSD segment to measure the performance of the company and its operating divisions.

EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin and adjusted income from operations for the DSD segment exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin, and adjusted income from operations for the DSD segment may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of GAAP SD&A to adjusted SD&A, and a reconciliation of net income per diluted common share to adjusted net income per diluted common share.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Mary A. Krier (229) 227-2333

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/04/14	10/05/13	10/04/14	10/05/13
Sales	$849,360	$878,492	$2,886,498	$2,907,455
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	442,978	467,798	1,496,874	1,524,710
Selling, distribution and administrative expenses	306,514	327,529	1,052,486	1,064,914
Depreciation and amortization	29,487	29,837	98,686	89,769
Asset Impairment	0	0	4,489	0
Gain on acquisition	0	0	0	(50,071)

Income from operations (EBIT)	70,381	53,328	233,963	278,133
Interest expense, net	(1,410)	(3,171)	(6,316)	(10,426)

Income before income taxes (EBT)	68,971	50,157	227,647	267,707
Income tax expense	24,372	16,269	79,918	75,333

Net income	$44,599	$33,888	$147,729	$192,374

Net income per diluted common share	$0.21	$0.16	$0.69	$0.91

Diluted weighted average shares outstanding	213,154	212,364	213,005	211,727

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/04/14	10/05/13	10/04/14	10/05/13
Sales:
Direct-Store-Delivery	$718,274	$729,865	$2,428,190	$2,393,336
Warehouse Delivery	131,086	148,627	458,308	514,119

	$849,360	$878,492	$2,886,498	$2,907,455

EBITDA:
Direct-Store-Delivery (1)	$93,755	$88,154	$314,221	$366,817
Warehouse Delivery	15,302	12,147	51,051	54,604
Unallocated Corporate	(9,189)	(17,136)	(32,623)	(53,519)

	$99,868	$83,165	$332,649	$367,902

Depreciation and Amortization:
Direct-Store-Delivery	$26,015	$26,119	$87,286	$77,353
Warehouse Delivery	3,469	3,558	11,649	11,945
Unallocated Corporate	3	160	(249)	471

	$29,487	$29,837	$98,686	$89,769

EBIT:
Direct-Store-Delivery (1)	$67,740	$62,035	$226,935	$289,464
Warehouse Delivery	11,833	8,589	39,402	42,659
Unallocated Corporate	(9,192)	(17,296)	(32,374)	(53,990)

	$70,381	$53,328	$233,963	$278,133

(1)	The 40 week period ended October 4, 2014 includes an asset impairment charge of $4.5 million and the 40 week period ended October 5, 2013 includes a bargain purchase gain on acquisition of $50.1 million.

NOTE: At the beginning of fiscal 2014, we reclassified our tortilla facility from the Warehouse Delivery segment to the Direct-Store-Delivery segment and restated the prior year information.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

10/04/14
Assets
Cash and Cash Equivalents	$8,075
Other Current Assets	477,057
Property, Plant & Equipment, net	821,954
Distributor Notes Receivable (includes $19,930 current portion)	176,737
Other Assets	62,752
Cost in Excess of Net Tangible Assets, net	930,629

Total Assets	$2,477,204

Liabilities and Stockholders’ Equity
Current Liabilities	$300,430
Long-term Debt and Capital Leases (includes $35,654 current portion)	816,623
Other Liabilities	198,952
Stockholders’ Equity	1,161,199

Total Liabilities and Stockholders’ Equity	$2,477,204

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	10/04/14	10/04/14
Cash flows from operating activities:
Net income	$44,599	$147,729
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	26,515	121,643
Pension contributions and changes in assets and liabilities	(23,783)	(49,130)

Net cash provided by operating activities	47,331	220,242

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,556)	(58,564)
Other	14,135	28,255

Net cash provided by (disbursed for) investing activities	579	(30,309)

Cash flows from financing activities:
Dividends paid	(25,222)	(74,493)
Exercise of stock options, including windfall tax benefit	12,277	24,235
Stock repurchases	(10,332)	(19,791)
Proceeds from debt borrowings	263,700	942,900
Debt and capital lease obligation payments	(284,523)	(1,059,660)
Other	(4,267)	(3,579)

Net cash disbursed for financing activities	(48,367)	(190,388)

Net decrease in cash and cash equivalents	(457)	(455)
Cash and cash equivalents at beginning of period	8,532	8,530

Cash and cash equivalents at end of period	$8,075	$8,075

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended	For the 52 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013	December 28, 2013
Net income per diluted common share	$0.21	$0.16	$0.69	$0.91	$1.09
Effect of tortilla facility divestiture	—	—	0.02	—	—
Gain on acquisition	—	—	—	(0.24)	(0.24)
Acquisition costs, net of Beefsteak break-up fee	—	0.02	—	0.05	0.06

Adjusted net income per diluted common share	$0.21	$0.18	$0.71	$0.72	$0.91

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Sales	$849,360	$878,492	$2,886,498	$2,907,455
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	442,978	467,798	1,496,874	1,524,710

Gross Margin excluding depreciation and amortization	406,382	410,694	1,389,624	1,382,745
Less depreciation and amortization for production activities	20,384	20,967	67,802	61,900

Gross Margin	$385,998	$389,727	$1,321,822	$1,320,845

Depreciation and amortization for production activities	$20,384	$20,967	$67,802	$61,900
Depreciation and amortization for selling, distribution and administrative activities	9,103	8,870	30,884	27,869

Total depreciation and amortization	$29,487	$29,837	$98,686	$89,769

	Reconciliation of Selling, Distribution and Administrative Expenses
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Selling, distribution and administrative expenses	$306,514	$327,529	$1,052,486	$1,064,914
Effect of tortilla facility divestiture	1,817	—	1,817	—
Acquisition costs, net of Beefsteak break-up fee	—	(7,019)	—	(17,281)

Adjusted selling, distribution and administrative expenses	$308,331	$320,510	$1,054,303	$1,047,633

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Net income	$44,599	$33,888	$147,729	$192,374
Income tax expense	24,372	16,269	79,918	75,333
Interest expense, net	1,410	3,171	6,316	10,426
Depreciation and amortization	29,487	29,837	98,686	89,769

EBITDA	99,868	83,165	332,649	367,902
Effect of tortilla facility divestiture	(1,007)	—	3,482	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	7,019	—	17,281

Adjusted EBITDA	$98,861	$90,184	$336,131	$335,112

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Adjusted EBITDA	$98,861	$90,184	$336,131	$335,112
Adjustments to reconcile net income to net cash provided by operating activities	(2,972)	9,247	22,957	28,088
Pension contributions and changes in assets and liabilities	(23,783)	(28,314)	(49,130)	(39,900)
Income taxes	(24,372)	(16,269)	(79,918)	(75,333)
Interest expense, net	(1,410)	(3,171)	(6,316)	(10,426)
Effect of tortilla facility divestiture	1,007	—	(3,482)	—
Acquisition costs, net of Beefsteak break-up fee	—	(7,019)	—	(17,281)

Cash Flow From Operations	$47,331	$44,658	$220,242	$220,260

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
EBIT	$70,381	$53,328	$233,963	$278,133
Effect of tortilla facility divestiture	(1,007)	—	3,482	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	7,019	—	17,281

Adjusted EBIT	$69,374	$60,347	$237,445	$245,343

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
Net income	$44,599	$33,888	$147,729	$192,374

Effect of tortilla facility divestiture	(191)	—	2,705	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs, net of Beefsteak break-up fee	—	4,527	—	11,137

Adjusted net income	$44,408	$38,415	$150,434	$153,440

	Reconciliation of EBIT to Adjusted EBIT - DSD
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013
EBIT	$67,740	$62,035	$226,935	$289,464
Effect of tortilla facility divestiture	(1,007)	—	3,482	—
Gain on acquisition	—	—	—	(50,071)

Adjusted EBIT	$66,733	$62,035	$230,417	$239,393

Flowers Foods, Inc.

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended 10/04/14	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	-1.9%	0.3%	0.0%	-1.6%
Warehouse Delivery	-11.9%	0.1%	0.0%	-11.8%
Total Flowers Foods	-4.4%	1.1%	0.0%	-3.3%

		Net		Total Sales
For the 40 Week Period Ended 10/04/14	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	0.4%	0.5%	0.6%	1.5%
Warehouse Delivery	-11.3%	0.4%	0.0%	-10.9%
Total Flowers Foods	-2.8%	1.6%	0.5%	-0.7%